EXHIBIT 99.1




                                                             F.N.B. CORPORATION
                                                            (Nasdaq: FBAN)
www.fnbcorporation.com                                       NAPLES, FL 34102


FOR IMMEDIATE RELEASE

DATE:             July 10, 2003
CONTACT:          Clay W. Cone
                  Vice President
                  Corporate Communications
                  239-436-1676

             F.N.B CORPORATION ANNOUNCES PLAN TO UNLOCK SHAREHOLDER
              VALUE BY ESTABLISHING SEPARATE BANK HOLDING COMPANIES
                      OPERATING IN FLORIDA AND PENNSYLVANIA

NAPLES, FL, July 10 - F.N.B. Corporation (Nasdaq: FBAN) today announced that its Board of Directors has approved a plan to divide the corporation into two separate public companies, serving two distinct markets in Florida and Pennsylvania. This plan would be consummated by spinning off the operations known principally as First National Bank of Florida to existing shareholders through a tax-free dividend.

It is anticipated that the newly formed Florida holding company would be led by Gary L. Tice, as Chief Executive Officer, and Kevin C. Hale, as Chief Operating Officer. The company's lead subsidiary, First National Bank of Florida, would continue to be led by President and Chief Executive Officer Garrett S. Richter. The Pennsylvania holding company, which would continue to operate as F.N.B. Corporation, would be led by Chairman Peter Mortensen and Stephen J. Gurgovits, as President and Chief Executive Officer. It is further anticipated that John Rose would join the transition team as a financial and investment advisor and as a member of the F.N.B. Corporation Board.

"As a financial services holding company, there has been much confusion within the investment community as to the two distinct markets in Florida and Pennsylvania," said Tice, who is currently President and CEO of F.N.B. "This plan will unlock shareholder value and enable our shareholders to participate in the success of both a true growth company in Florida and a high-performing, value-oriented company in Pennsylvania."

It is contemplated that shareholders will receive one share of common stock in the newly formed Florida holding company for each share they own in F.N.B. Corporation. Holders of F.N.B. Corporation common stock will continue to own their proportional share of the company. It is anticipated that the Florida company will file an application to have its stock traded on The Nasdaq Stock Market or the New York Stock Exchange. It is further anticipated the combined cash dividend would increase by approximately 25% in 2004.

Under the plan, a new bank holding company would be established with headquarters located in Naples, Florida. The yet-to-be-named holding company would own and operate First National Bank of Florida, with total assets of approximately $3.6 billion and 61 full-service banking offices located throughout Southwest and Central Florida. The company also would own the Florida operations of the First National Trust Company subsidiary as well as F.N.B.'s insurance agency business in Florida - Roger Bouchard Insurance Inc.

The remaining segments of the company would continue to operate as F.N.B. Corporation with headquarters to be relocated to Hermitage, Pennsylvania. The company's lead subsidiary, First National Bank of Pennsylvania, would have total assets of approximately $4.5 billion and operate 130 offices in Western Pennsylvania and Northeastern Ohio. It also would retain Regency Finance Company, the Gelvin, Jackson & Starr Inc. insurance agency, and the Pennsylvania operations of the First National Trust Company subsidiary.

F.N.B. intends to request a private letter ruling from the Internal Revenue Service confirming that the distribution of the shares of the new Florida holding company to F.N.B. shareholders will be tax-free to F.N.B. Corporation and its shareholders. Subject to receipt of the private letter ruling and all necessary regulatory approvals, F.N.B. expects the proposed spin-off to be completed no later than January 2004. Current F.N.B. shareholders will not be required to take any action in connection with this transaction.

"Both the management and the Board of Directors of F.N.B. have been exploring and evaluating various strategic alternatives for providing superior returns and value to shareholders for some time, particularly in light of the elimination of pooling-of-interests accounting for acquisitions and the current economic environment," Tice said. "Based on comprehensive analyses, we concluded that separating the principal subsidiaries along geographic lines was the preferred way to fully unlock the true value of the company."

This action will allow each subsidiary to focus on its individual strengths - stable, high-performance, value-driven operations in Pennsylvania and Ohio and expansion-oriented, growth-driven operations in Florida. Concurrently, there will be substantial expense reductions realized by eliminating certain positions throughout the company.

It is projected that $12 million in after-tax savings will be achieved in 2004, allowing each of the surviving companies to operate in a more efficient manner than under the current structure. The data processing operations now under F.N.B.'s Customer Service Center subsidiary will similarly be split with the existing ITI system supporting the Pennsylvania back office and the latest release of Jack Henry for the Florida operations.

As a direct result of this reorganization, it is estimated that the corporation will incur an after-tax restructuring charge of approximately $20 million. Most of these expenses will be related to employee severance. In addition, F.N.B. expects to refinance Federal Home Loan Bank debt, incurring an after-tax prepayment penalty of approximately $14 million.

Each company will have its own separate board of directors and senior management team. The boards will be comprised of the current board members, with affiliations based on geographic origin. It is anticipated that both boards will be expanded in the near future.

Due to the uncertainty of the timing of expenses that will be associated with the spin-off, F.N.B. Corporation has decided to discontinue providing quantitative earnings guidance, effective immediately. Because of this action, the corporation can give no assurances the results will equal the earnings per share guidance previously provided by the company. In the event that F.N.B. resumes providing guidance, it will issue a press release to that fact.

F.N.B. Corporation will host a conference call to discuss the proposed reorganization plan on July 10, 2003, at 2 p.m. (Eastern Time). The conference call will be available by dialing 1-800-346-7359, with the entry code #1160.
For those who are unable to listen to the live conference call, a replay will be made available from 4 p.m. on July 10, 2003, until 8 p.m. on July 17, 2003, by dialing 1-800-332-6854, with the entry code #1160.

F.N.B. Corporation is currently an $8.1 billion diversified financial services company headquartered in Naples, Florida. The company owns and operates community banks, insurance agencies, a consumer finance company and First National Trust Company. It has offices located in Florida, Pennsylvania, Ohio and Tennessee. The company's common stock is traded on the Nasdaq National Market under the symbol "FBAN."

F.N.B. has been honored as a Dividend Achiever by Mergent Inc., formerly the Financial Information Services division of Moody's Investors Service. This annual recognition is based on the corporation's consistently outstanding record of increased dividend performance. The company has increased dividend payments for 31 consecutive years.

F.N.B. also has been recognized in the 2003 edition of America's Finest Companies by the Staton Institute Inc. The annual investment directory identifies U.S.-based companies with at least 10 consecutive years of higher dividends or earnings per share. Fewer than 2% of the nation's 19,000 publicly traded companies qualified for listing in the directory.

Copies of this news release are available over the Internet at www.fnbcorporation.com or by calling F.N.B.'s Corporate Communications Department at 1-800-262-7600, ext. 1676.

           #         #         #         #         #

This document contains "forward-looking statements" relating to present or future trends or factors affecting the banking industry and specifically the financial operations, markets and products of F.N.B. Corporation. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause future results to differ materially from historical performance or those projected. These include, but are not limited to: (1) competitive pressures among depository institutions increase significantly; (2) changes in the interest rate environment reduce interest margins; (3) prepayment speeds, loan sale volumes, charge-offs and loan loss provisions; (4) general economic conditions are less favorable than expected;
(5) legislative or regulatory changes adversely affect the businesses in which F.N.B. is engaged; or (6) changes in the securities markets. F.N.B. undertakes no obligation to release revisions to these forward-looking statements or to reflect events or circumstances after the date of this release.